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Exhibit 11.1


                                   CNET, Inc.
                STATEMENT OF COMPUTATION OF NET LOSS PER SHARE



                                           Year ended December 31
                                --------------------------------------------
                                    1996            1995            1994
                                ------------    ------------    ------------


Net Loss                        $(16,948,662)   $( 8,607,358)   $( 2,826,549)
                                ------------    ------------    ------------
                                ------------    ------------    ------------
 Weighted average shares
   outstanding during the period:
 Preferred                         2,869,281       5,707,204       3,944,903
 Common                            7,963,897       2,700,000       2,700,000

 Shares issued and stock option
   and warrants granted in
   accordance with
   SAB No. 83                        406,637         808,841         808,841



 Shares used in calculating per  -----------      ----------      -----------
   share data                     11,239,815       9,216,045       7,453,744
                                 -----------      ----------      -----------
                                 -----------      ----------      -----------
 Net loss per share                 $  (1.51)       $  (0.93)       $  (0.38)
                                 -----------      ----------      -----------
                                 -----------      ----------      -----------